CONSENT OF KEVIN MARTINA

The undersigned hereby consents to (i) the references to, and the information derived from, the sections that I am responsible for preparing of the technical report entitled "Feasibility Study National Instrument 43-101 Technical Report for the Thacker Pass Project, Humboldt County, Nevada, USA" with an effective date of November 2, 2022, and to (ii) the references to the undersigned's name under the caption "Interests of Experts" in the short form base shelf prospectus, included in or incorporated by reference in the Registration Statement on Form F-10 being filed by Lithium Americas Corp. with the United States Securities and Exchange Commission.

/s/ Kevin Martina
Name: Kevin Martina, P.Eng.
Date: February 8, 2023